Pursuant to Rule 424(b)(3)
File No. 333-115509

EIGHTH SUPPLEMENT TO PROSPECTUS
DATED JULY 23, 2004

AMYLIN PHARMACEUTICALS, INC.

$200,000,000 2.50% CONVERTIBLE SENIOR NOTES DUE APRIL 15, 2011
AND 5,822,340 SHARES OF COMMON STOCK ISSUABLE
UPON CONVERSION OF THE NOTES

The Prospectus, dated July 23, 2004, as supplemented by the Supplement to Prospectus dated October 20, 2004, the Second Supplement to Prospectus dated December 17, 2004, the Third Supplement to Prospectus dated February 18, 2005, the Fourth Supplement to Prospectus dated May 13, 2005, the Fifth Supplement to Prospectus dated June 7, 2005, the Sixth Supplement to Prospectus dated September 12, 2005 and the Seventh Supplement to Prospectus dated November 23, 2005 is hereby further supplemented as follows to restate, in its entirety, the “Selling Securityholders” section on pages 48-54 of the Prospectus.

The date of this Eighth Prospectus Supplement is October 19, 2006.

SELLING SECURITYHOLDERS

We originally issued the notes to the initial purchasers, Morgan Stanley & Co. Incorporated and Goldman Sachs & Co., in a private placement in April 2004. The notes were immediately resold by the initial purchasers in transactions exempt from registration under Rule 144A under the Securities Act. Selling securityholders, which term includes their transferees, pledgees, donees or their successors, may from time to time offer and sell the notes and the common stock into which the notes are convertible pursuant to this prospectus or any applicable prospectus supplement.

The following table sets forth certain information concerning the principal amount of notes beneficially owned and the number of shares of common stock issuable upon conversion of those notes that may be offered from time to time under this prospectus by the selling securityholders named in the table. We prepared this table based on the information supplied to us by the selling securityholders named in the table and we have not sought to verify such information. This table only reflects information regarding selling securityholders who have provided us with such information. We expect that we will update this table as we receive more information from holders of the notes who have not yet provided us with their information. We will supplement or amend this prospectus to include additional selling securityholders upon request and upon provision of all required information to us. Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary.

The number of shares of common stock issuable upon conversion of the notes shown in the table below assumes conversion of the full amount of notes held by each selling securityholder at an initial conversion rate of 29.1117 shares per $1,000 principal amount of notes. This conversion price is subject to adjustment in certain events. Accordingly, the number of conversion shares may increase or decrease from time to time. The percentages of common stock beneficially owned and being offered are based on the number of shares of our common stock that were outstanding as of July 5, 2004. Because the selling securityholders may offer all or some portion of the notes or the shares of common stock issuable upon conversion of the notes pursuant to this prospectus, we have assumed for purposes of the table below that the selling securityholders will sell all of the notes and all of the shares of common stock offered by this prospectus pursuant to this prospectus. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes in transactions exempt from the registration requirements of the Securities Act since the date on which they provided the information to us regarding their holdings. As of July 5, 2004, we had $200,000,000 in principal amount of convertible senior notes due 2011 and 94,025,268 shares of common stock outstanding.

Based upon information provided by the selling securityholders, none of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years.

Except where disclosure is included in the table below regarding natural persons exercising voting and dispositive power over the notes held by selling securityholders, the selling securityholders have represented to us that they are a publicly-held entity, or a subsidiary thereof, or an investment company registered under the Investment Company Act of 1940, or a subsidiary thereof.

In addition, except as indicated in the table below, the selling securityholders have represented to us that they are not, nor are they affiliated with, a registered broker-dealer.

					Common Stock Owned Upon Completion of the Offering
Name	Principal Amount of Notes Beneficially Owned and Offered	Percentage of Notes Outstanding	Shares of Common Stock Beneficially Owned Before the Offering(1)	Conversion Shares of Common Stock Offered	Number of Shares	Percentage
American Skandia Trust(2)	1,000,000	*	—	29,111	—	*
Arbitex Master Fund L.P.(3)	9,500,000	4.8%	—	276,561	—	*
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.(4)	3,320,000	1.7%	—	96,650	—	*
Argent Classic Convertible Arbitrage Fund L.P.(5)	710,000	*	—	20,669	—	*
Argent Classic Convertible Arbitrage Fund II, L.P.(6)	160,000	*	—	4,657	—	*
Argent LowLev Convertible Arbitrage Fund LLC(5)	980,000	*	—	28,529	—	*
Argent LowLev Convertible Arbitrage Fund II, LLC(5)	150,000	*	—	4,366	—	*
Argent LowLev Convertible Arbitrage Fund Ltd.(4)	4,910,000	2.5%	—	142,938	—	*
Baker Biotech Fund I, L.P.(7)	3,437,000	1.7%	522,531	100,056	522,531	*
Baker Biotech Fund II, L.P.(7)	3,206,000	1.6%	413,290	93,332	413,290	*
Baker Bros. Investments, L.P.(7)	357,000	*	52,317	10,392	52,317	*
BP Amoco PLC Master Trust(8)	108,000	*	—	3,144	—	*
Celebrity I.A.M. Ltd.	5,000,000	2.5%	—	145,558	—	*
CIP Limited Duration Co.(9)	500,000	*	—	14,555	—	*
Class C Trading Company, Ltd.(10)	470,000	*	—	13,682	—	*
CNH CA Master Account, L.P.(11)	250,000	*	—	7,277	—	*
Context Convertible Arbitrage Fund, LP(12)	1,000,000	*	—	29,111	—	*
Context Convertible Arbitrage Offshore, LTD(12)	3,300,000	1.7%	—	96,068	—	*
Convertible Securities Fund(13)	35,000	*	—	1,018	—	*

Credit Suisse First Boston Europe Ltd.(14)	120,000	*	—	3,493	—	*
CS Alternative Strategy LTD(9)	250,000	*	—	7,277	—	*
Custom Investments PCC, Ltd.(10)	110,000	*	—	3,202	—	*
DBAG London(15)	500,000	*	168,996	14,555	168,996
Descartes Offshore Ltd.	7,200,000	3.6%	11,644	209,604	11,644	*
Descartes Partners L.P.	2,800,000	1.4%	—	81,512	—	*
Fore Convertible Master Fund, Ltd(16)	7,000,000	3.5%	—	203,781	—	*
Fore Plan Asset Fund, Ltd.(17)	800,000	*	—	23,289	—	*
Fuji US Income Open(2)	375,000	*	—	10,916	—	*
GLG Market Neutral Fund(18)	16,000,000	8.0%	—	465,787	—	*
Goldman Sachs & Co.(19)	780,000	*	1,374,918	22,707	1,374,918	*
Grace Convertible Arbitrage Fund, Ltd.(20)	5,000,000	2.5%	—	145,558	—	*
Guggenheim Portfolio Company VIII (Cayman) Ltd(21)	1,500,000	*	—	43,667	—	*
HFR CA Global Select Master Trust Account(5)	190,000	*	—	5,531	—	*
HFR RV Performance Master Trust(22)	565,000	*	—	16,448	—	*
Hotel Union & Hotel Industry of Hawaii Pension Plan(8)	28,000	*	—	815	—	*
Institutional Benchmarks Master Fund Ltd.(8)	152,000	*	—	4,424	—	*

JP Morgan Securities Inc.(23)	7,000,000	3.5%	—	203,781	—	*
Kayne Anderson Capital Income Fund, Ltd.(22)	335,000	*	—	9,752	—	*
Kayne Anderson Capital Income Partners(QP) L.P.(22)	1,350,000	*	—	39,307	—	*
KBC Financial Products USA Inc.(24)	6,650,000	3.3%	122,906	193,592	122,906	*
Lexington Vantage Fund c/o TQA Investors, LLC(25)	17,000	*	—	494	—	*
Lighthouse Multi-Strategy Master Fund LP(26)	20,000	*	—	582	—	*
Lionhart Aurora Fund Ltd.(27)	37,500	*	—	1,091	—	*
Lionhart Global Appreciation Fund Ltd.(27)	193,750	*	—	5,640	—	*
Lionhart Titan Fund Ltd.(27)	18,750	*	—	545	—	*
Lord Abbett Bond Debenture Fund, Inc.(2)	15,000,000	7.5%	—	436,675	—	*
Lord Abbett Series Fund-Bond Debenture Portfolio(2)	220,000	*	—	6,404	—	*
Lyxor/Context Fund LTD(10)(28)	750,000	*	—	21,833	—	*
Lyxor Master Fund Ref: Argent/LowLev CB c/o Argent(5)	930,000	*	—	27,073	—	*
Lyxor/Quest Fund Ltd.(26)	90,000	*	—	2,620	—	*
Man Mac 1 Ltd.(29)	3,000,000	1.5%	—	87,335	—	*
Merrill Lynch Insurance Group—Bond Debenture Portfolio(2)	40,000	*	—	1,164	—	*
Met Investor Series Trust-Bond Debenture(2)	2,325,000	1.2%	—	67,684	—	*
National Bank of Canada(12)(30)	500,000	*	—	14,555	—	*
National Bank of Canada c/o Putnam Lovell NBF Securities Inc.(30)(31)	1,500,000	*	—	43,667	—	*
Nations Convertible Securities Fund	6,965,000	3.5%	—	202,762	—	*
Oppenheimer Convertible Securities Fund(32)	2,000,000	1.0%	—	58,223	—	*

Pacific Life Insurance Company(33)	500,000	*	—	14,555	—	*
Phoenix Lord Abbett Bond Debenture Fund, Inc.(2)	65,000	*	—	1,892	—	*
Piper Jaffray & Co.(34)	2,000,000	1.0%	—	58,223	—	*
Putnam Convertible Income–Growth Trust (35)	2,500,000	1.3%	59,600	72,780	59,600	*
Quest Global Convertible Fund Ltd.(26)	90,000	*	—	2,620	—	*
RBC Alternative Assets Fund—Conv Arb(36)	250,000	*	—	7,277	—	*
RBC Alternative Assets, L.P.(37)	875,000	*	—	25,472	—	*
Royal Bank of Canada (Norshield)(12)(38)	500,000	*	—	14,555	—	*
Sage Capital Management, LLC(39)	4,000,000	2.0%	—	116,446	—	*
San Diego County Employee Retirement Association(40)	2,000,000	1.0%	—	58,223	—	*
Silver Convertible Arbitrage Fund, LDC(10)	450,000	*	—	13,100	—	*
Sphinx Convertible Arb Fund SPC(8)	62,000	*	—	1,804	—	*
Sphinx Fund c/o TQA Investors, LLC(25)	53,000	*	—	1,543	—	*
SSI Blended Market Neutral L.P.(8)	56,000	*	—	1,630	—	*
SSI Hedged Convertible Market Neutral L.P.(8)	91,000	*	—	2,649	—	*
Sterling Invest Co.(41)	1,500,000	*	—	43,667	—	*
The Animi Master Fund, Ltd.(42)	7,800,000	3.9%	—	227,071	—	*
TQA Master Fund, Ltd.(25)	769,000	*	—	22,386	—	*
TQA Master Plus Fund, Ltd.(25)	1,197,000	*	—	34,846	—	*
UBS AG London f/b/o HFS(43)	3,000,000	1.5%	61,453	87,335	61,453	*

United Capital Management, Inc.	250,000	*	—	7,277	—	*
Univest Convertible Arbitrage Fund II LTD (Norshield)(12)	200,000	*	—	5,822	—	*
Univest Multi-Strategy Conv Arb(36)	150,000	*	—	4,366	—	*
Viacom Inc. Pension Plan Master Trust(8)	3,000	*	—	87	—	*
Wachovia Capital Markets LLC(44)	20,000	*	—	582	—	*
Whitebox Diversified Convertible Arbitrage Partners LP(45)	1,000,000	*	—	29,111	—	*
Xavex Convertible Arbitrage 2 Fund c/o TQA Investors, LLC(10)	290,000	*	—	8,442	—	*
Xavex Convertible Arbitrage 7 Fund c/o TQA Investors, LLC(25)	225,000	*	—	6,550	—	*
Xavex Convertible Arbitrage 10 Fund(10)	310,000	*	—	9,024	—	*
Zazore Convertible Arbitrage Fund L.P.(40)	4,500,000	2.3%	—	131,002	—	*
Zurich Institutional Benchmarks Master Fund Ltd. c/o TQA Investors, LLC(25)	161,000	*	—	4,686	—	*

*	Less than one percent

(1)	Figures in this column do not include the shares of common stock issuable upon conversion of the notes listed in the column to the right.

(2)

Maren Lindstrom of the Lord Abbett Convertible Management Team has sole voting and dispositive power over the notes held by American Skandia Trust, Fuji US Income Open, Lord Abbett Bond Debenture Fund, Inc., Lord Abbett Series Fund-Bond Debenture Portfolio, Merrill

Lynch Insurance Group-Bond Debenture Portfolio, Met Investor Series Trust-Bond Debenture and Phoenix Lord Abbett Bond Debenture Fund.

(3)

Arbitex Master Fund L.P. is an affiliate of HFV Investments, Inc., a registered broker-dealer. Arbitex Master Fund L.P. has represented to us that the notes held by them were purchased in the ordinary course of business and that at the time of purchase of the notes held by them, they did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes held by them or the common stock issuable upon conversion of the notes held by them. Clark Hunt, Jonathan Bren and Ken Tananbaum share voting and dispositive power over the notes held by Arbitex Master Fund L.P.

(4)

Nathanial Brown and Robert Richardson of Argent Financial Group (Bermuda), Ltd. share voting and dispositive power over the notes held by Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd. and Argent LowLev Convertible Arbitrage Fund Ltd.

(5)

Nathanial Brown and Robert Richardson of Argent Management Company, LLC share voting and dispositive power over the notes held by Argent Classic Convertible Arbitrage Fund L.P., Argent LowLev Convertible Arbitrage Fund LLC, Argent LowLev Convertible Arbitrage Fund II, LLC, HFR CA Global Select Master Trust Account and Lyxor Master Fund Ref: Argent/LowLev CB c/o Argent.

(6)	Bruce McMahan, Saul Schwartzman and John Gordon share voting and dispositive power over the notes held by Argent Classic Convertible Arbitrage Fund II, L.P.

(7)	Julian Baker and Felix Baker have sole voting and dispositive power over the notes held by Baker Biotech Fund I, L.P., Baker Biotech Fund II, L.P. and Baker Bros. Investments, L.P.

(8)

SSI Investment Mgt. has sole voting and dispositive power over the notes held by BP Amoco PLC Master Trust, Hotel Union & Hotel Industry of Hawaii Pension Plan, Institutional Benchmarks Master Fund Ltd., Sphinx Convertible Arb Fund SPC, SSI Blended Market Neutral L.P., SSI Hedged Convertible Market Neutral L.P. and Viacom Inc. Pension Plan Master Trust. The principal shareholders of SSI Investment Mgt. are Amy Jo Gottfurcht and George Douglas.

(9)	David Treadwell and Akin Akinloye share voting and dispositive power over the notes held by CIP Limited Duration Co. and CS Alternative Strategy LTD.

(10)

Nathanial Brown and Robert Richardson of Argent International Management Company, LLC share voting and dispositive power over the notes held by Class C Trading Company, Ltd., Custom Investments PCC, Ltd., Silver Convertible Arbitrage Fund, LDC, Xavex Convertible Arbitrage 2 Fund and Xavex Convertible Arbitrage 10 Fund.

(11)

CNH Partners, LLC has sole voting and dispositive power over the notes held by CNH CA Master Account, L.P. The investment principals of CNH Partners, LLC are Robert Krail, Mark Mitchell and Todd Pulvino.

(12)

Michael Rosen and William Fertig share voting and dispositive power over the notes held by Context Convertible Arbitrage Fund, LP, Context Convertible Arbitrage Offshore, LTD, Lyxor/Context Fund LTD, National Bank of Canada, Royal Bank of Canada (Norshield), and Univest Convertible Arbitrage Fund II LTD (Norshield).

(13)	Sandy Norseworthy has sole voting and dispositive power over the notes held by Convertible Securities Fund.

(14)

Credit Suisse First Boston Europe Ltd. is a registered broker-dealer. Credit Suisse First Boston Europe Ltd. has represented to us that none of the notes held by them were received as compensation for underwriting activities.

(15)

DBAG London is an affiliate of Deutsche Bank Securities Inc., a registered broker-dealer. DBAG London has represented to us that the notes held by them were purchased in the ordinary course of business and that at the time of purchase of the notes held by them, they did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes held by them or the common stock issuable upon conversion of the notes held by them.

(16)	David Egglishaw of Fore Convertible Star Trust has sole voting and dispositive power over the notes held by Fore Convertible Master Fund, Ltd.

(17)	David Egglishaw of Fore Plan Asset Star Trust has sole voting and dispositive power over the notes held by Fore Plan Asset Fund, Ltd.

(18)

GLG Partners LP has sole voting and dispositive power over the notes held by GLG Market Neutral Fund. The general partner of GLG Partners LP is GLG Partners Limited, whose shareholders are Noam Gottesman, Pierre Lagrange, Jonathan Green, Philippe Jabre and Lehman (Cayman) Limited.

(19)	Goldman Sachs & Co. is a registered broker-dealer. Goldman Sachs & Co. has represented to us that none of the notes held by them were received as compensation for underwriting activities.

(20)

Bradford Whitmore and Michael Brailov share voting and dispositive power over the notes held by Grace Convertible Arbitrage Fund, Ltd. Grace Convertible Arbitrage Fund, Ltd. is an affiliate of Grace Brothers, Ltd., a registered broker-dealer. Grace Convertible Arbitrage Fund, Ltd. has represented to us that the notes held by them were purchased in the ordinary course of business and that at the time of purchase of the notes held by them, they did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes held by them or the common stock issuable upon conversion of the notes held by them.

(21)

Loren Katzovitz, Patrick Hughes and Kevin Felix of Guggenheim Advisors, LLC share voting and dispositive power over the notes held by Guggenheim Portfolio Company VIII (Cayman) Ltd. Certain affiliates of Guggenheim Advisors, the controlling shareholder of Guggenheim Portfolio

Company VIII (Cayman), Ltd., are broker-dealers. With respect to allocation of hot issues to certain funds managed by Guggenheim Advisors, such funds have in place a procedure for carving out investors that are “restricted persons” (within the meaning of NASD rules relating to hot issues) from participating in hot issues.

(22)

Richard Kayne has sole voting and dispositive power over the notes held by HFR RV Performance Master Trust, Kayne Anderson Capital Income Fund, Ltd and Kayne Anderson Capital Income Partners (QP) L.P. HFR RV Performance Master Trust, Kayne Anderson Capital Income Fund, Ltd and Kayne Anderson Capital Income Partners (QP) L.P. are each affiliates of KA Associates, a registered broker dealer. HFR RV Performance Master Trust, Kayne Anderson Capital Income Fund, Ltd and Kayne Anderson Capital Income Partners (QP) L.P. have each represented to us that the notes held by them were purchased in the ordinary course of business and that at the time of purchase of the notes held by them, they did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes held by them or the common stock issuable upon conversion of the notes held by them.

(23)	JP Morgan Securities Inc. is a registered broker-dealer. JP Morgan Securities Inc. has represented to us that none of the notes held by them were received as compensation for underwriting activities.

(24)

KBC Financial Products USA Inc. is a registered broker-dealer. KBC Financial Products USA Inc. has represented to us that none of the notes held by them were received as compensation for underwriting activities.

(25)

Robert Butman, George Esser, John Idone, Paul Bucci and Bartholomew Tesoriero, members of TQA Investors, LLC, share voting and dispositive power over the notes held by Lexington Vantage Fund c/o TQA Investors, LLC, Sphinx Fund c/o TQA Investors, LLC, TQA Master Fund, Ltd., TQA Master Plus Fund, Ltd., Xavex Convertible Arbitrage 7 Fund c/o TQA Investors, LLC and Zurich Institutional Benchmarks Master Fund Ltd. c/o TQA Investors, LLC.

(26)

Frank Campana and James Doolin of Quest Investment Management share voting and dispositive power over the notes held by Lighthouse Multi-Strategy Master Fund LP, Lyxor/Quest Fund Ltd. and Quest Global Convertible Fund Ltd.

(27)	Lionhart Investments Ltd. has sole voting and dispositive power over the notes held by Lionhart Aurora Fund Ltd., Lionhart Global Appreciation Fund Ltd. and Lionhart Titan Fund Ltd.

(28)

Lyxor/Context Fund LTD is an affiliate of Socgen, a registered broker-dealer. Lyxor/Context Fund LTD has represented to us that the notes held by them were purchased in the ordinary course of business and that at the time of purchase of the notes held by them, they did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes held by them or the common stock issuable upon conversion of the notes held by them.

(29)

Man-Diversified Fund II Ltd. has sole voting and dispositive power over the notes held by Man Mac 1 Ltd. Man-Diversified Fund II Ltd. is 75% owned by Albany Management Company Limited (whose registered shareholder is Argonaut Limited, a Bermuda company controlled by Michael Collins) and 25% by Man Holdings Limited (a subsidiary of Man Group plc, a public company listed on the London Stock Exchange).

(30)

National Bank of Canada is an affiliate of Putnam Lovell, a registered broker-dealer. National Bank of Canada and National Bank of Canada c/o Putnam Lovell NBF Securities Inc. have represented to us that the notes held by them were purchased in the ordinary course of business and that at the time of purchase of the notes held by them, they did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes held by them or the common stock issuable upon conversion of the notes held by them.

(31)	Putnam Lovell NBF Securities Inc. is wholly owned by the National Bank of Canada.

(32)

Oppenheimer Convertible Securities Fund is an affiliate of Oppenheimer Funds Distributor, Inc., a registered broker-dealer. Oppenheimer Convertible Securities Fund has represented to us that the notes held by them were purchased in the ordinary course of business and that at the time of purchase of the notes held by them, they did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes held by them or the common stock issuable upon conversion of the notes held by them.

(33)	Simon Lee has sole voting and dispositive power over the notes held by Pacific Life Insurance Company.

(34)	Piper Jaffray & Co. is a registered broker-dealer. Piper Jaffray & Co. has represented to us that none of the notes held by them were received as compensation for underwriting activities.

(35)

Putnam Convertible Income–Growth Trust is an affiliate of Putnam Investment Management, LLC, which is under common ownership with Putnam Retail Management Limited Partnership, a registered broker-dealer.  Putnam Convertible Income–Growth Trust has represented to us that the notes held by them were purchased in the ordinary course of business and that at the time of purchase of the notes held by them, they did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes held by them or the common stock issuable upon conversion of the notes held by them.

(36)	Sheri Kaplan has sole voting and dispositive power over the notes held by RBC Alternative Assets Fund—Conv Arb and Univest Multi-Strategy Conv Arb.

(37)

RBC Alternative Assets, L.P. is an affiliate of RBC Capital Markets Corp., RBC Capital Markets Arbitrage, SA, RBC Centura Securities and RBC Dain Rauscher Inc. (collectively, the “RBC Affiliates”), each a registered broker-dealer. Each of the RBC Affiliates has represented to us that the notes held by them were purchased in the ordinary course of business and that at the time of purchase of the notes held by them, they did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes held by them or the common stock issuable upon conversion of the notes held by them.

(38)

Royal Bank of Canada (Norshield) is an affiliate of RBC Capital Markets Corp, a registered broker-dealer. Royal Bank of Canada (Norshield) has represented to us that the notes held by them were purchased in the ordinary course of business and that at the time of purchase of the notes held by them, they did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes held by them or the common stock issuable upon conversion of the notes held by them.

(39)	Peter deLirrer has sole voting and dispositive power over the notes held by Sage Capital Management, LLC.

(40)	Gene T. Pretti has sole voting and dispositive power over the notes held by San Diego County Employee Retirement Association and Zazore Convertible Arbitrage Fund L.P.

(41)	Ann Houlihan has sole voting and dispositive power over the notes held by Sterling Invest Co.

(42)

Archeus Capital Management, LLC has sole voting and dispositive power over the notes held by The Animi Master Fund, Ltd. Peter Hirsch is a Managing Member of Archeus Capital Management, LLC and its Chief Investment Officer on behalf of The Animi Master Fund, Ltd.

(43)

UBS AG London f/b/o HFS is an affiliate of UBS Securities LLC, a registered broker-dealer. UBS AG London f/b/o HFS has represented to us that the notes held by them were purchased in the ordinary course of business and that at the time of purchase of the notes held by them, they did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes held by them or the common stock issuable upon conversion of the notes held by them.

(44)

Wachovia Capital Markets LLC is a registered broker-dealer. Wachovia Capital Markets LLC has represented to us that none of the notes held by them were received as compensation for underwriting activities. Wachovia Capital Markets LLC is an affiliate of Wachovia Securities International Ltd., a registered broker-dealer. Royal Bank of Canada (Norshield) has represented to us that the notes held by them were purchased in the ordinary course of business and that at the time of purchase of the notes held by them, they did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes held by them or the common stock issuable upon conversion of the notes held by them.

(45)	Andrew Redleaf has sole voting and dispositive power over the notes held by Whitebox Diversified Convertible Arbitrage Partners LP.